Exhibit 10.22

RELIANT TECHNOLOGIES

EXECUTIVE BONUS PLAN

The Reliant Technologies Executive Bonus Plan (the “Plan”) is designed to motivate and reward certain employees of Reliant Technologies (the “Company”) to produce results that increase stockholder value and to encourage individual and team behavior that helps the Company achieve both short and long-term corporate objectives.

The Board of Directors of the Company (the “Board”) has adopted this Plan, effective with respect to bonus awards for Plan Years beginning on or after January 1, 2007.

ARTICLE I.

CERTAIN DEFINITIONS

Section 1.1  -         Base Compensation. “Base Compensation” of a Participant for a Performance Period shall mean the Participant’s regular base salary actually earned during the Performance Period (including without limitation any compensation that is deferred by Participant into a Company-sponsored retirement or deferred compensation plan, but excluding any employer matching contributions by the Company associated with any such retirement or deferred compensation plan and excluding any other Company contributions) and excludes all bonuses, incentives, commissions, expatriate premiums, fringe benefits (including without limitation, moving expenses and car allowances), relocation allowances, stock option grants, equity awards, employee benefits and other similar items of compensation. Such Base Salary shall be before both (i) deductions for taxes or benefits, and (ii) deferrals of compensation pursuant to Company-sponsored plans.

Section 1.2  -         Change in Control. “Change in Control” shall have the meaning given to such term in the Equity Incentive Plan.

Section 1.3  -         Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Section 1.4  -         Committee. “Committee” shall mean the Compensation Committee of the Board, or such other committee as may be appointed by the Board.

Section 1.5  -         Common Stock. “Common Stock” shall mean the common stock of the Company.

Section 1.6  -         Director. “Director” shall mean a member of the Board.

Section 1.7  -         Eligible Individual. “Eligible Individual” shall mean the Company’s officers (those executives with Vice President titles or above) and such other employees of the Company as the Committee may determine in its discretion.

Section 1.8  -         Equity Incentive Plan. “Equity Incentive Plan” shall mean the Reliant Technologies 2003 Equity Incentive Plan.

Section 1.9  -         Participant. “Participant” shall mean any Eligible Individual selected by the Committee to receive a bonus award under the Plan.

Section 1.10  -       Performance Goals. A “Performance Goal” is, with respect to a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the criteria described in Section 2.2, as may be adjusted under Section 2.3.

Section 1.11  -       Performance Period. A “Performance Period” shall be the Plan Year, or an applicable portion thereof.

Section 1.12  -       Plan Year. Each “Plan Year” shall run from [January 1st through December 31st].

Section 1.13  –      Target Award. A “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of Participant’s Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 2.1.

ARTICLE II.

BONUS AWARDS

Section 2.1  -         Participants; Bonus Awards. The Committee, in its discretion, may grant bonus awards under the Plan with regard to any given Performance Period to one or more of the Eligible Individuals. At the time a bonus award is granted pursuant to this Section 2.1, the Committee shall specify a bonus amount to be paid upon the achievement of the Performance Goals established in accordance Section 2.2, which bonus amount may be a specific dollar amount, or a specified percentage of the Participant’s Base Compensation, subject to adjustment as provided herein.

Section 2.2  -         Performance Goals. For each Plan Year with regard to which one or more Eligible Individuals is selected by the Committee to receive a bonus award under the Plan, the Committee shall establish in writing one or more objectively determinable Performance Goals for such bonus award, based upon one or more of the following business criteria, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to the results of a peer group:

•      revenue;

•      sales;

•      gross profit and/or gross margin %

•      cash flow;

•      earnings per share of Common Stock (including earnings before any one or more of the following: (i) interest, (ii) taxes, (iii) depreciation, and (iv) amortization);

•      return on equity;

•      total stockholder return;

•      return on capital;

•      return on assets or net assets;

•      Earnings before income taxes, depreciation and amortization (EBITDA)

•      Earning before income taxes (EBIT)

•      income or net income;

•      operating income or net operating income;

•      operating profit or net operating profit;

•      operating margin;

•      cost reductions or savings;

•      research and development expenses (including research and development expenses as a percentage of sales or revenues);

•      working capital; and

•      market share.

Depending on the performance criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division or business unit. The Committee, in its discretion, may specify different Performance Goals for each bonus award granted under the Plan and may specify different Performance Goals for separate Performance Periods during a Plan Year. The Committee shall define in an objective fashion the manner of determining whether and to what extent the specified performance goal has been achieved for a Performance Period with respect to a Plan Year; provided, however, that, subject to Section 2.3, the achievement of each performance criteria shall be determined in accordance with United States generally accepted accounting principles (“GAAP”) to the extent applicable.

Section 2.3  -         Adjustments to Performance Components. For each bonus award granted under the Plan, the Committee, in its discretion, may, at the time of grant, specify in the bonus award that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals established under Section 2.2. Such adjustments may include or exclude one or more of the following:

•      items that are extraordinary or unusual in nature or infrequent in occurrence;

•      items related to a change in accounting principle;

•      items related to financing activities;

•      expenses for restructuring or productivity initiatives;

•      other non-operating items;

•      items related to acquisitions;

•      items attributable to the business operations of any entity acquired by the Company during the Plan Year;

•      items related to the disposal of a business or segment of a business;

•      items related to discontinued operations that do not qualify as a segment of a business under GAAP; and

•      any other items of significant income or expense which are determined to be appropriate adjustments.

The amount of any adjustment made pursuant to this Section 2.3 shall be determined in accordance with GAAP.

Section 2.4  -         Other Incentive Awards. The Plan is not the exclusive means for the Committee to award incentive compensation to Participants and does not limit the Committee from making additional discretionary incentive awards.

ARTICLE III.

PAYMENT OF BONUS AWARD

Section 3.1  -         Form of Payment. Each Participant’s bonus award may be paid, at the option of the Committee, in cash, or in Common Stock or right to receive Common Stock (such as restricted stock or restricted stock units), or in any combination of cash and Common Stock or right to receive Common Stock (such as restricted stock or restricted stock units). Bonus award payments made in Common Stock shall be made in accordance with the provisions of the Equity Incentive Plan. Unless otherwise specified by the Committee the bonus shall be paid in cash.

Section 3.2  -         Certification; Timing of Payment. Prior to the distribution of any bonus award payment, the Committee shall certify in writing the level of performance attained by the Company (relative to the applicable Performance Goals determined pursuant to Section 2.2 (including any adjustments under Section 2.3)) for the Performance Period to which such bonus award relates. Bonus award payments will be made following the close of the Performance Period after the review and certification of bonus award payments by the Committee. The Committee may delegate the certification of the level of performance to any of its members.

Section 3.3  -         Negative Discretion. The Committee, in its discretion, may reduce or eliminate the bonus amount otherwise payable to any Participant under a bonus award.

Section 3.4  -         Terminations. Except as provided in Section 3.5 or in a separate written agreement between the Company and a Participant, if a Participant’s employment with the Company is terminated for any reason other than death or disability prior to payment of any bonus award payment, all of the Participant’s rights under the Plan shall terminate and the Participant shall not have any right to receive any further payments with respect to any bonus award granted under the Plan. The Committee, in its discretion, may determine what portion, if any, of the Participant’s bonus award under the Plan should be paid if the Participant’s employment has been terminated by reason of death or disability.

Section 3.5  -         Change in Control. If a Change in Control occurs after the close of a Performance Period, a Participant’s bonus award will be paid based on performance in relation to the specified Performance Goals. If a Change in Control occurs during the Performance Period, the Participant will be paid a bonus prorated to the effective date of the Change in Control and all Performance Goals will be deemed to be met at the greater of 100% of the performance goal or the actual prorated year-to-date performance. Notwithstanding anything to the contrary in Section 3.2, the payment of a bonus pursuant to this Section 3.5 shall be paid within 30 days of the effective date of the Change in Control. The Participant must be employed by the Company or its successor on the effective date of the Change in Control in order to receive a bonus payment pursuant to this Section 3.5.

ARTICLE IV.

ADMINISTRATION

Section 4.1  -         Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.

Section 4.2  -         Determinations of the Committee or the Board. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No members of the Committee or the Board shall be personally liable for any action, inaction, determination or interpretation made in good faith with respect to the Plan or any bonus award, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

ARTICLE V.

OTHER PROVISIONS

Section 5.1  -         Amendment, Suspension or Termination of the Plan. This Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee.

Section 5.2  -         Effective Date. This Plan shall be effective upon approval by the Committee (the “Plan Effective Date”). The Committee may grant bonus awards under the Plan at any time on or after the Plan Effective Date.

Section 5.3  -         Tax Withholding. The Company shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any taxable event concerning a Participant arising in connection with a bonus award granted under this Plan.